Exhibit 23.4

RUSSELL BEDFORD ESPA ÑA
Auditores - Consultores

Consent of Independent Auditors

We hereby consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-3/A (No. 333-129291) and related Prospectus of M-Systems Flash Disk Pioneers Ltd. (the “Company”) for the registration of 10,000,000 Ordinary Shares and to the incorporation by reference of our report dated January 30, 2006, with respect to the consolidated financial statements of Microelectronica Espanola S.A.U., in the Registration Statement on Form F-3/A (No. 333-129291) and related Prospectus of the Company.

RUSSELL BEDFORD AUDITORES Y CONSULTORES, S.L. (ROAC n° S-1357)

/s/ Gabriel Martínez
Gabriel Martínez Partner
Valencia, 24th of May, 2006